Exhibit 5.1

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

March 22, 2021

AgriForce Growing Systems Ltd.

777 Hornby Street, Suite 600

Vancouver, BC

V6Z 1S4

Ladies and Gentlemen:

We have acted as counsel to AgriForce Growing Systems Ltd., a British Columbia corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to $15,640,000 of units (“Units”) of the Company, each unit consisting of one common share of the Company (collectively, the “Shares”) and one Series A warrants to purchase one common share (collectively, the “Series A Warrants”) and $816,000 worth of representatives warrants (and with the Series A Warrants, the “Warrants”; Shares and Warrants are collectively referred to herein as the “Securities”), issued by the Company. The Securities are to be sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement “) to be entered into by and between the Company and Kingswood Capital Markets, a division of Benchmark Investments, Inc., the form of which is filed as Exhibit 1.1 to the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date,(iii) the Company’s by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

the Warrants and the Units have been duly authorized for issuance, and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

We express no opinion other than as to the federal laws of the United States of America and the laws of New York State (also including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting the forgoing). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.